EXECUTIVE EMPLOYMENT AGREEMENT
THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of the [17] day of [Jan], 2011 by and between Mr Larry Jasinski, a resident of 33 Presidential Drive, Southborough, MA USA 01772 (the “Employee”), and Argo Medical Technologies, Inc., a Delaware corporation in formation (the “Company”).
WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties agree as follows:

1.
Employment and Term. The Company hereby employs Employee, and Employee hereby accepts employment with the Company, as Chief Executive Officer of the Company (the “Position”) for a period commencing on February 15, 2012 (the “Commencement Date”) and continuing until terminated pursuant to the provisions of Section 9 hereof (the “Term”).

2.Duties. During the Term, Employee shall serve the Company faithfully and to the best of his ability and shall devote his full time, attention, skill and efforts to the performance of the duties required by or appropriate for the Position, and shall (i) observe the Company’s policies and standards of conduct, as well as customary standards of business conduct, including any standards prescribed by law or regulation, (ii) perform his duties hereunder in a manner that preserves and protects the Company’s business reputation, and (iii) perform such services as may be necessary or beneficial in carrying out any of the foregoing. As Chief Executive Officer, Employee shall have the responsibility and authority to direct the worldwide operations of Company and its international affiliates. Employee will be reporting directly to the Company's Board of Directors (the "Company's Board") and to such other person(s) (collectively, the “Designated Person”) who may be designated by the Company Board from time to time.
3.Other Business Activities. During the Term, Employee will not, without the prior written consent of the Designated Person in the Designated Person's sole discretion and except as set forth in Exhibit 3 hereto, engage in any other business activities, except activities in connection with charitable or civic activities and serving as an executor, trustee or in other similar fiduciary capacity; provided, that such activities do not interfere with his performance of his responsibilities and obligations pursuant to this Agreement.
4.Board Seat. The Company shall recommend to the shareholders of Argo Medical Technologies Ltd, the parent company of the Company (the "Parent") to amend the Articles of Association of the Parent such that the Employee shall, by virtue of his Position, become a member of the Board of Directors of the Parent (the "Parent Board"). The Company shall also recommend to the stockholders of the Company that the Employee shall, by virtue of his Position, become a member of the Company's Board.
5.Compensation. The Company shall pay Employee, and Employee hereby agrees to accept, as sole compensation for all services rendered hereunder and for Employee’s covenants provided for in Sections 6, 7 and 8 hereof, the compensation set forth in this Section 5.
5.1 Base Salary. The Company shall pay Employee a base salary at the annual rate of Three Hundred and Twenty Five Thousand United States dollars (US $325,000) (the “Base Salary”). The Base Salary shall be inclusive of all applicable income and other taxes and charges that are required by law to be withheld by the Company, are requested to be withheld by Employee, and shall be withheld and paid in accordance with the Company’s normal payroll practice for its similarly situated employees from time to time in effect. The Designated Person shall review the Base Salary on an annual basis and the Company may, in its discretion, increase the Base Salary following such review, it being agreed that the intent of the Company is to maintain Employee’s Base Salary at a competitive level.
5.2 Bonus Program. Employee shall be entitled to an annual bonus (the “Bonus”) in an amount (inclusive of all applicable income, social security and other taxes and charges that are required by law to be withheld by the Company), in the aggregate amount of up to thirty five per cent (35%) of the Base Salary, based on the achievement of such written individual and corporate annual measurable objectives (the “Objectives”) as the Company's Board and the Employee shall mutually determine prior to the beginning of the calendar year for which such Objectives are set. The Company’s Board and Employee will work together diligently and in good faith to define such Objectives in a timely manner. The Board acknowledges that the Objectives must be based on factors reasonably within Employee’s control.

5.3 Stock Options.
5.3.1 Subject to a resolution of the Parent Board, the Parent shall grant to the Employee (i) an option (the “Option”) to purchase Option Shares, as defined in Section 5.3.7(C) below and (ii) an additional option (the “Exit Option”) to purchase the Exit Option Shares as defined in Section 5.3.7(A) below. Such grants shall occur within forty-five days of Employee’s assumption of the Position.
5.3.2 Both Option and the Exit Option shall have an exercise price equal to the fair market value of the ordinary shares of the Parent, as of the date of grant and as shall be solely determined by the Parent Board in its reasonable discretion relying on accepted methods of valuation accurately and fairly applied.
5.3.3 The Option and Exit Option shall be subject to the terms of the Parent Share Incentive Plan or any other plan approved by the Parent Board (the “Plan”) and in accordance with an award agreement to be entered into with the Employee in the form approved by the Parent Board.
5.3.4 Subject to the terms in this Section 5.3, the Option shall be subject to vesting over a four (4) year period from the date of grant as follows: (i) 25% (i.e.: 1,720 of the Option Shares) shall be vested one year after the date of grant, and (ii) 2.0833% (i.e.: 143.3611 of the Option Shares) shall at the end of each month thereafter - in each case, provided that the Employee continue to be employed by the Company at the applicable date of vesting.
5.3.5 Notwithstanding Section 5.3.4 above, the following additional vesting terms will apply under the circumstances provided below:
(A)100% of the then unvested Option shall be automatically vested upon the occurrence of an Exit Event (as defined in Section 5.3.7(B) below) and the termination of Employee’s employment within 12 months following such Exit Event by the Company or the successor company other than a termination for cause (as defined in Section 9.3.1); or
(B)upon a termination of Employee’s employment by the Company without cause or by the Employee for Good Reason prior to an Exit Event, any  unvested portion of the Option and Exit Option which would have vested during the 6 months following such termination had the Employee remained employed by the Company over such period will automatically be vested.
5.3.6 Subject to the terms in this Section 5.3, (i) the Exit Option shall be fully vested and exercisable into shares only in the event of an Exit Event and provided that the Employee continue to be employed by the Company at such date of vesting; and (ii) if the Exit Event is an IPO (as defined in Section 5.3.7(C) below), any sale of shares by Employee shall be subject to any and all restrictions imposed on sale of shares in connection with the IPO, whether by the underwriters in such IPO or otherwise.
5.3.7 In this Agreement:
(A) "Exit Option Shares" means 3,441 ordinary B shares of the Parent, (representing two percent (2%) of the Parent issued and outstanding Share capital on a as-converted basis on the date of the Third Closing Consummation Date (as defined in Section 5.3.7(F) hereto)), based on the following vesting schedule: (i) in the event of an Exit Event in which the consideration to the shareholders of the Parent shall be greater than Two Hundred Million United States dollars (US $200,000,000) but lesser than Four Hundred Million United States dollars (US $400,000,000), then only 50% of the Exit Option shall vest immediately prior to the Exit Event and immediately thereafter the Exit Option shall automatically terminate; or (ii) in the event of an Exit Event in which the consideration to the shareholders of the Parent shall be greater than Four Hundred Million United States dollars (US $400,000,000) then 100% of the Exit Option shall vest immediately prior to the Exit Event, or (iii) in the event of an Exit Event in which the consideration to the shareholders of the Parent shall be lesser than Two Hundred Million United States dollars (US $200,000,000), then no portion of the Exit Option shall vest and the Exit Option shall automatically terminate.
(B) "Exit Event" means (i) a sale of all or substantially all of the assets of the Parent, (ii) a sale (including an exchange) of all or substantially all of the shares of the Parent, (iii) a merger, acquisition, consolidation or amalgamation in which the Parent is not the surviving corporation, (iv) a reverse merger in which the Parent is the surviving corporation but the shares of the Parent outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities and/or cash or otherwise (v) a scheme of arrangement for the purpose of effecting such sale, merger, acquisition, consolidation or amalgamation, (vi) such other transaction that is determined by the Parent Board to be a transaction having a similar effect, or (vii) an IPO.

(C)"IPO" means the consummation of the Parent's initial public offering of its ordinary shares pursuant to an effective registration statement under the US Securities Act of 1933, as amended, or any equivalent law of another jurisdiction in any stock exchange.
(D)"Option Shares" means 6,881 ordinary B shares of the Parent, (representing four percent (4%) of the Parent share issued and outstanding Share capital on a as-converted basis on the Third Closing Consummation Date).
(E)"Termination Event" means an event of termination of Employee's employment by the successor company (other than for cause) within six months of the consummation of the Exit Event.
(F)"Third Closing Consummation Date" means the date on which the Company shall consummate the Third Closing (as defined in Section 3.4 to the Series C preferred Share Purchase Agreement entered into by the Company and certain of its current shareholders on July 26, 2011).
5.3.8 In the event that the Company is divested by the Parent or becomes an independent entity through other restructuring, and if Employee elects to remain with the Company, then Employee’s Option and Exit Option shall be granted at the Company level on terms mutatis mutandis as those set forth above for the Parent provided that such grant shall provide Employee with accelerated vesting such that the Option Shares for the Company shall be deemed to have vested as if the grant of such Option had occurred at the same time as the grant of the Option by the Parent.
5.4 Fringe Benefits. Employee shall be entitled to participate in any health, dental, life and disability insurance, 401(k) and other fringe benefit programs (collectively the “Benefits”) of the Company to the extent and on substantially similar terms and conditions as are accorded to other US executives of the Company, it being understood that the Employee’s entitlement to receive benefits and eligible level of participation will at all times equal or exceed that of any other Company executive with respect to any current or future Company benefit program; and provided that health, vision and dental insurance shall be family plans and shall have international coverage. These plans are subject to change in the Company’s sole discretion
5.5 Reimbursement of Expenses. The Company shall provide Employee with reasonable equipment, facilities and support (i.e.: computer, global cell-phone, and iPad with global communication) which shall be managed within Company budget, as is typically provided to chief executive officers of companies of similar valuation and expectations. In addition, Employee shall be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by him on behalf of Company and approved by the Company' Board (e.g.: housing in Israel where required, computer expenses and cell-phone expenses) provided that such expenses are documented and submitted to the Company all in accordance with the reimbursement policies of the Company as in effect from time to time.
5.6 Vacation and Sick Time. The Employee shall be entitled to a non-accruable paid vacation equal to 20 business days per calendar year, in accordance with the Company’s vacation policy as applicable to all of its employees generally. Vacation shall be taken upon reasonable advance notice to the Company, and at such times, so as not to interfere with the proper operation of the Company. The Employee shall be entitled to 13 paid United States holidays (as observed by the Company), and a reasonable amount of paid time off for illness, injury or medical treatment.
5.7 Taxes. The Employee shall be responsible for making payment of any applicable US taxes in connection with the payment and benefits provided in this Section 5.
6.Confidentiality.
6.1 Employee recognizes and acknowledges that he will obtain Proprietary Information (as hereinafter defined) of the Company and its affiliated entities (collectively, the "Company Group") in the course of his employment as an executive employee of the Company. Employee further recognizes and acknowledges that the Proprietary Information is a valuable, special and unique asset of the Company and the Company Group. As a result, Employee shall not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company, any confidential, proprietary, business and technical information or trade secrets (the “Proprietary Information”) of the Company or any other Company Group entity revealed, obtained or developed in the course of his employment with the Company. Proprietary Information shall include, but shall not be limited to, any information relating to methods of production, manufacture and research; computer hardware and software configurations, computer inputs and outputs (regardless of the media on which stored or located) and computer processing systems, techniques, designs, architecture, and interfaces; the identities of, the relationship with, the terms of contracts and agreements with, the needs and requirements of, and the course of dealing with, the respective Company Group entities’ actual and prospective customers, contractors, suppliers and regulators; and any other materials prepared by Employee in the course of his employment by the Company, or prepared by any other employee, officer, director or contractor of the Company Group for the Company Group’s customers suppliers or regulators , (including concepts, layouts, flow charts, specifications, know-how, plans, sketches, blueprints, costs, business studies, business procedures, finances, marketing data, methods, plans, personnel information, customer and vendor credit information and any other materials that have not been made available to the general public). Nothing contained herein shall restrict Employee’s ability to make such disclosures during the course of the employment as may be necessary or appropriate to the effective and efficient discharge of the duties required by or appropriate for the Position or as such disclosures may be required by law. Furthermore, nothing contained herein shall restrict Employee from divulging or using for his own benefit or for any other purpose any Proprietary Information that is (i) readily available to the general public so long as such information did not become available to the general public as a direct or indirect result of Employee’s breach of this Section 6, or (ii) provided to Employee by a third party without restriction on use or disclosure. Failure by the Company (or any other Company Group entity) to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information under the terms of this Agreement.
6.2 All right, title and interest in and to Proprietary Information shall be and remain solely and exclusively property of the respective Company Group entity. Employee shall not remove from the Offices/Premises (as defined in Section 6.3 below) any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company unless necessary or appropriate in accordance with the duties and responsibilities required by or appropriate for the Position and, in the event that such materials or property are removed, all of the foregoing shall be returned to their proper files or places of safekeeping as promptly as possible after the removal shall serve its specific purpose. Employee shall not make, retain, remove and/or distribute any copies of any of the foregoing for any reason whatsoever except as may be necessary in the discharge of the assigned duties and shall not divulge to any third person the nature of and/or contents of any of the foregoing or of any other oral or written information to which he may have access or with which for any reason he may become familiar, except as disclosure shall be necessary in the performance of the duties; and upon the termination of his employment with the Company, Employee shall return to the Company all originals and copies of the foregoing (including electronic copies) then in the possession or control, whether prepared by Employee or by others.
6.3 In this Agreement, "Offices/Premises" shall include Company's offices and premises, as well as mobile devices such as laptop computers, cell-phones, tablet computes such as iPad and the like.
6.4 Any reference to the “Company” in this Section 6 shall mean the Company and its Parent and subsidiaries, individually and collectively, as appropriate in context.
7.Assignment of Developments
7.1 If at any time or times during Employee’s employment with the Company, he shall (either alone or with others) make, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (i) relates to the then current business of the Company or any of the products or services being developed, manufactured or sold by the Company, (ii) results from tasks assigned by the Company or (iii) results from any use of Offices/Premises (as defined in Section 6.3 above) or personal property (whether tangible or intangible) owned, leased or contracted for by the Company --- such Developments and the benefits thereof shall immediately become solely and absolutely the property of the Company and its assigns, and Employee shall promptly disclose to the Company (or any persons designated by it) each such Development and Employee hereby assigns any rights he may have or acquire in the Developments, and benefits and/or rights resulting therefrom, to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.
7.2 Upon disclosure of each Development to the Company, Employee will, during his employment with the Company, and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.
7.3 In the event the Company is unable, after all diligent effort, to secure Employee’s signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of Employee’s physical or mental incapacity or for any other reason whatsoever, Employee hereby irrevocably designate and appoint the Company through its duly authorized president as his agent and attorney-in-fact, to act for and in his behalf and stead solely to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous intellectual property protection thereon with the same legal force and effect as if executed by him.
7.4 Any reference to the “Company” in this Section 7 shall mean the Company and its Parent and subsidiaries, individually and collectively, as appropriate in context.
8.Covenant not to Compete.
8.1 Employee shall not, during the Term and for a period of one (1) year after termination hereof for any reason whatsoever (the “Restricted Period”), do any of the following directly or indirectly without the prior written consent of the Company in its sole discretion:
8.1.1 Engage or participate, directly or indirectly, in any business which offers products or services directly competitive with the products and services offered by the Company or any other Company Group entity (collectively the “Business”) as conducted during the Term;
8.1.2 become interested (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) in any person, firm, corporation, association or other entity engaged in any business that is competitive with the Business as conducted during the Term, or become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) any portion of the business of any person, firm, corporation, association or other entity where such portion of such business is competitive with the Business as conducted during the Term (notwithstanding the foregoing, Employee may hold not more than one percent (1%) of the outstanding securities of any class of any publicly-traded securities of a company that is engaged in activities competitive with the Business as conducted during the Term);
8.1.3 solicit or call on, either directly or indirectly, on behalf of a business competitive with the Business, any (i) customer with whom the Company shall have dealt at any time during the Term, or (ii) supplier with whom the Company shall have dealt at any time during the one (1) year period immediately preceding the termination of Employee’s employment hereunder;
8.1.4 intentionally attempt to influence any supplier, customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company on behalf of a business competitive with the Business; or
8.1.5 influence or attempt to influence any person either (i) to terminate or modify the employment, consulting, agency, distributorship or other arrangement with the Company or the Company Group, or (ii) to employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company or the Company Group as an employee, consultant, agent or distributor of the Company or the Company Group at any time during the one (1) year period immediately preceding the termination of Employee’s employment hereunder.
8.2 Employee acknowledges that he has carefully read and considered the provisions of this Section 8. Employee acknowledges that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the Business, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits in connection with the payment by the Company of the compensation set forth in Section 5 to justify such restrictions, which restrictions Employee does not believe would prevent him from earning a living in businesses that are not competitive with the Business and without otherwise violating the restrictions set forth herein.
8.3 Any reference to the “Company” in Section 8.1 above shall mean the Company and its Parent and subsidiaries, individually and collectively, as appropriate in context.
9.Termination. Employee’s employment hereunder may be terminated during the Term upon the occurrence of any one of the events described in this Section 9. Upon termination, Employee shall be entitled only to such compensation and benefits as described in this Section 9.
9.1 Termination for Disability.
9.1.1 In the event of the disability of Employee such that Employee is unable to perform the duties and responsibilities hereunder to the full extent required by this Agreement by reasons of illness, injury or incapacity for a period of more than ninety (90) consecutive days or more than one hundred eighty (180) days, in the aggregate, during any twenty four (24) months period, Employee’s employment hereunder may be terminated by the Company by written notice to Employee.
9.1.2 In the event of a termination of Employee’s employment hereunder pursuant to Section 9.1.1, Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary, Benefits and a pro-rata amount (as determined in good faith by the Company’s Board) of the Bonus applicable to the then calendar year. Except as specifically set forth in this Section 9.1, the Company shall have no liability or obligation to Employee hereunder by reason of such termination, except that Employee shall be entitled to receive any payment prescribed under any disability benefits plan in which he is a participant as an employee of the Company, and to exercise any rights afforded under any other benefit plan or option plan or award then in effect.
9.2 Termination by Death. In the event that Employee dies during the Term, Employee’s employment hereunder shall be terminated thereby and the Company shall pay to Employee’s executors, legal representatives or administrators an amount equal to the accrued and unpaid (as of the effective date of such termination) Base Salary, Benefits and a pro-rata amount (as determined in good faith by the Company’s Board) of the Bonus applicable to the then calendar year. Except as specifically set forth in this Section 9.2, the Company shall have no liability or obligation hereunder to Employee’s executors, legal representatives, administrators, heirs or assigns (or any other person claiming under or through him by reason of Employee’s death), except that Employee’s executors, legal representatives or administrators will be entitled to receive the payment prescribed under any death or disability benefits plan in which he is a participant as an employee of the Company, and to exercise any rights afforded under any benefit plan or option plan or award then in effect.
9.3 Termination for Cause.
9.3.1 The Company may terminate Employee’s employment hereunder at any time for “cause” upon written notice to Employee. For purposes of this Agreement, “cause” shall mean:
(A)any material, intentional and uncured breach by Employee of any of the covenants under Sections 6, 7 and 8 of this Agreement;
(B)Employee has been grossly negligent or has committed willful misconduct in carrying out his duties hereunder and either continues to be grossly negligent or commit willful misconduct for a period of, or fails to cure the results of his gross negligence or willful misconduct within, 30 days after written notice from the Company to Employee thereof;
(C)conduct of Employee involving any type of (i) repeated or continued insubordination or disloyalty to the Company after the Company has provided Employee with a detailed description of the insubordination or disloyalty and Employee continues with such conduct, or (ii) willful misconduct with respect to the Company, such as, by way of example fraud, embezzlement, theft or proven dishonesty in the course of the employment;
(D)conviction of a felony or other criminal act punishable by more than one (1) year in prison; or
(E)commission by Employee of an intentional tort or an act, in either case involving moral turpitude or constituting fraud.
9.3.2 In the event of a termination of Employee’s employment hereunder pursuant to Section 9.3 Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary and Benefits. All Base Salary and Benefits shall cease at the time of such termination. Employee shall not be entitled to receive any Bonus (whether or not then earned) for (i) the then calendar year, and (ii) the calendar year in which the event giving rise to the termination for “cause” occurred. Except as specifically set forth in this Section 9.3, the Company shall have no liability or obligation to Employee hereunder by reason of such termination.
9.4 Termination without Cause.
9.4.1 The Company may terminate Employee’s employment hereunder at any time, for any reason whatsoever, with or without cause, effective upon the date designated by the Company upon ninety (90) days (the “Notice Period”) prior written notice to Employee.
9.4.2 In the event of a termination of Employee’s employment hereunder pursuant to Section 9.4, Employee shall be entitled to receive (i) all accrued but unpaid (as of the effective date of such termination) Base Salary, (ii) a lump sum equal to ninety (90) days of Base Compensation shall be paid to the Employee at the annualized rate in effect as of the date of Employee is removed from the Position; and (iii) the Bonus for that year shall be paid to the Employee in an amount that assumes that any actual achievement of Objectives during the 6 month period preceding Employee’s removal from the Position (the "Preceding Period") would have also been achieved during the 6 month period following Employee’s removal from the Position (the "Following Period") (e.g.: if 50% of the Objectives were achieved in the Preceding Period, it shall be assumed that 50% of the Objectives would have been achieved in the Following Period) . In addition, the Company shall (a) reimburse Employee for any COBRA or other medical, dental and vision premiums for six (6) months following Employee’s removal from the Position, and (b) continue Employee’s participation in any other Company employee and executive benefit programs in effect as of Employee’s removal from the Position, and with respect to any insurance program available to employees only, reimburse Employee for the premium or other fees associated with continuation in such program as a non-employee or in a comparable program if participation as a non-employee is barred. Except as specifically set forth in this Section 9.4, or under the terms of any applicable option plan or award, the Company shall have no liability or obligation to Employee with respect to Employee compensation hereunder by reason of such termination.
9.4.3 During the Notice Period, Employee shall not be entitled to retain the Position, and shall cooperate in good faith with the Company in transitioning the duties of the Position to one or more successors as determined by the Chairman or the Designated Person.
9.4.4 The Company may, at its sole discretion, in lieu of continuing the Employee’s employment during the Notice Period (or any part thereof) terminate the Employee’s employment immediately during the Notice Period by written notice to the Employee, and pay the Employee the salary, bonus and benefits payable under Section 9.4.2 and Employee shall have the rights to which he is entitled under the terms of any applicable option plan or award.
9.5 Termination by Employee without Good Reason.
9.5.1 Employee may terminate Employee’s employment hereunder at any time for any reason effective upon the date designated by Employee in written notice of the termination of the employment hereunder pursuant to this Section 9.5; provided that, such date shall be at least ninety (90) days after the date of such notice.
9.5.2 In the event of a termination of Employee’s employment hereunder pursuant to Section 9.5 hereof, Employee shall be entitled to receive all accrued but unpaid (as of the effective date of such termination) Base Salary and Benefits. All Base Salary and Benefits shall cease at the time of such termination, subject to the terms of any benefit plan then in force and applicable to Employee, provided, that Employee shall nonetheless be entitled to receive a pro-rata amount of the Bonus on account of the then current year as determined in good faith by the Company’s Board and provided that any such termination shall not affect Employee’s rights (other than continued vesting rights) under the terms of any applicable option plan or award. Except as specifically set forth in this Section 9.5, the Company shall have no liability or obligation to Employee with respect to Employee compensation hereunder by reason of such termination.
9.6 Termination by Employee with Good Reason.
9.6.1 Employee may terminate Employee’s employment hereunder at any time for Good Reason effective upon the date designated by Employee in his written notice of termination to the Company. In the event of a termination of Employee’s employment hereunder for Good Reason, Employee shall be entitled to receive all amounts Employee would receive for a termination by the Company with or without cause under Section 9.4. For purposes of this Section, the term Good Reason shall mean:
A.Reduction in Employee’s Base Salary;
B.Material reduction in benefit programs or benefits including, without limitation, any loss of or reduction in disability, life, health, dental or vision insurance coverage;
C.Change in Employee’s position or title or material modification of Employee’s job responsibilities and authority;
D.Removal from Company Board or Parent Board;
E.Modification of Employee’s compensation plan, including Employee’s Bonus plan;
F.Relocation of Company offices requiring Employee’s relocation or material increase in commuting time; and
10.Representations, Warranties and Covenants of Employee.
10.1 Employee represents and warrants to the Company that:
10.1.1 There are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful Employee’s execution of this Agreement or Employee’s employment hereunder, or which is or would be inconsistent or in conflict with this Agreement or Employee’s employment hereunder, or would prevent, limit or impair in any way the performance by Employee of the obligations hereunder; and

10.1.2 Employee has disclosed to the Company all contractual restraints, confidentiality commitments or other employment restrictions that he has with any other employer, person or entity.
11.Survival of Provisions. The provisions of this Agreement set forth in Sections 6, 7, 8, 10, 11, 17 and 20 hereof shall survive the termination of Employee’s employment hereunder for any reason whatsoever.
12.Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and Employee and their respective successors, executors, administrators, heirs and/or permitted assigns; provided that Employee may not make any assignments of this Agreement or any interest herein by operation of law or otherwise, without the prior written consent of the Company.
13.Notice. Any notice hereunder by either party shall be given by personal delivery or by sending such notice by certified mail, return-receipt requested, or telecopied (by fax, scanned pdf document, or email, in each case with confirmation of delivery), addressed or telecopied, as the case may be, to the other party at its address set forth below or at such other address designated by notice in the manner provided in this section. Such notice shall be deemed to have been received upon the first business day following confirmed delivery.
If to Employee - at the address then used for payroll purposes or the business and fax email address of Employee, if Employee is still employed by the Company, or such successor addresses as the Employee may from time to time provide to the Company by written notice; and
If to the Company - at the Company's then address to the attention of Chairman of the Company's Board or the business and fax email address of the Chairman provided by the Company.
14.Entire Agreement; Amendments. This Agreement contains the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature between the parties hereto relating to the employment of Employee with the Company. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
15.Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other or subsequent breach of this Agreement. Any waiver must be in writing to be effective.
16.Governing Law. This Agreement shall be construed and enforced in accordance with the substantive laws of the State of Delaware, without regard to the principles of conflicts of laws of any jurisdiction.
17.Invalidity. If any provision of this Agreement shall be determined to be void, invalid, unenforceable or illegal for any reason, the validity and enforceability of all of the remaining provisions hereof shall not be affected thereby. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such amendment to apply only to the operation of such provision in the particular jurisdiction in which such adjudication is made; provided that, if any provision contained in this Agreement shall be adjudicated to be invalid or unenforceable because such provision is held to be excessively broad as to duration, geographic scope, activity or subject, such provision shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the applicable laws of such jurisdiction and such amendment such be applicable with respect to all other jurisdictions.
18.Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.
19.Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and legal holidays recognized in the jurisdiction of the sending or receiving party; provided that, if the final day of any time period falls on a Saturday, Sunday or day which is a legal holiday in the location of the principal place of business of the Company, then such final day shall be deemed to be the next day which is not a Saturday, Sunday or legal holiday.
20.Specific Enforcement; Extension of Period. Employee acknowledges that the restrictions contained in Sections 6, 7 and 8hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates and that the Company would not have entered into this Agreement in the absence of such restrictions. Employee also acknowledges that any breach by him of Sections 6, 7 and 8 hereof may cause continuing and irreparable injury to the Company for which monetary damages might not be an adequate remedy. In the event of such breach by Employee, the Company shall have the right to enforce the provisions of Sections 6, 7 and 8of this Agreement by seeking injunctive or other relief in any court, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.

21.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument. Signatures on this document transmitted through pdf or facsimile shall be deemed and may be relied on as originals for all purposes.
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first written above.

/s/ Jeff Dykan	/s/ Larry Jasinski
Argo Medical Technologies, Inc.	Larry Jasinski
By: ________________________ Name: Jeff Dykan Title: Chairman

Exhibit 3
Permitted Engagement

1.	Continuation of role as a Board Member of LeMaitre Vascular, Chair of the Comp Committee and on the Audit committee.

2.
Transition into a role as Chairman with Soteira Inc. for the purposes of a transition during the sale of the company and to allow ongoing advice as needed. This may not interfere with any duties with Argo and must be conducted in off hours or as vacation time. Such activity shall terminate no later than March 31,2012, and such period may be extended by mutual consent of the Employee ands the Chairman of the Board.

3.	Roles on any other independent boards subject to approval of the Board of Directors of Argo.